Exhibit 99.1

Amplify Energy Announces Second Quarter 2022 Results and Issues Updated Guidance

HOUSTON, August 3, 2022—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the second quarter of 2022 and updated its full-year 2022 guidance.

Key Highlights

●	During the second quarter of 2022, the Company:
o	Achieved average total production of 20.4 MBoepd, which was held flat compared to the first quarter, despite reduced production at Bairoil attributable to the annual maintenance turnaround
o	Generated net cash provided by operating activities of $20.7 million and net income of $29.2 million
o	Delivered Adjusted EBITDA of $16.3 million
●	As of July 31, 2022, net debt was $185 million, consisting of $215 million outstanding under the revolving credit facility and $30 million of cash on hand
oNet Debt to Last Twelve Months (“LTM”) EBITDA of 2.3x1
●	Updated the Company’s full-year 2022 guidance, increasing expectations for production and Adjusted EBITDA
●	Southern California Release Incident (the “Incident”) Updates:
o	Amplify continues to work cooperatively with all regulatory agencies to secure the remaining required approvals to safely and promptly repair and restart the pipeline
o	As reported in Amplify’s first quarter earnings release, on April 15, 2022, Amplify received approval for its permanent pipeline repair plan from the Pipeline and Hazardous Material Safety Administration
(1)	Net debt as of July 31, 2022, and LTM EBITDA as of the second quarter of 2022

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “Amplify’s second quarter builds upon the successes of our prior achievements and continues to lay the foundation for generating incremental cash flow. The continued strength in commodity prices, coupled with the acceleration of our workover program in Oklahoma and non-operated development projects in East Texas and the Eagle Ford which have exceeded timing and performance expectations, has enabled us to increase full-year 2022 guidance expectations for the second time this year.”

Mr. Willsher concluded, “We continue to engage with regulatory agencies in order to obtain the remaining required approvals to expeditiously repair and restart our pipeline and bring the Beta field back online. In anticipation of returning the field to production we are focused on facility preparation projects. Across the rest of the asset base, the Company will continue to focus on enhancing operational performance and asset investments to take advantage of the strong commodity price environment and bolster free cash flow.”

Southern California Pipeline Incident

For more information and disclosures regarding the Incident, please see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the Securities and Exchange Commission (“SEC”).

Key Financial Results

During the second quarter of 2022, Amplify generated $16.3 million of Adjusted EBITDA, a decrease of approximately $8.6 million from $24.9 million in the prior quarter. The decrease was primarily attributable to timing variances regarding the recognition of loss of production income (“LOPI”) insurance proceeds related to the Incident, partially offset by higher commodity prices. For the second quarter, the Company recognized $8.8 million of LOPI proceeds, which represents two months of LOPI payments, compared to $17.5 million, or four months LOPI payments, for the prior quarter. Amplify will continue to recognize LOPI proceeds at the time they are approved by insurers for the remainder of the policy period or until Beta is returned to full production.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was negative $0.6 million in the second quarter of 2022, compared to $14.9 million in the prior quarter. The quarter-over-quarter decrease was primarily related to increased capital spending for incremental capital workover projects in Oklahoma, the timing of non-operated development projects in East Texas, and the annual maintenance turnaround at Bairoil, as well as the previously discussed differences in LOPI payment recognition during the first and second quarters.

	Second Quarter	First Quarter
$in millions	2022	2022
Net income (loss)	$29.2	$(48.6)
Net cash provided by operating activities	$20.7	$9.7
Average daily production (MBoe/d)	20.4	20.4
Total revenues	$121.8	$111.4
Adjusted EBITDA (a non-GAAP financial measure)	$16.3	$24.9
Total capital	$13.5	$6.9
Free Cash Flow (a non-GAAP financial measure)	$(0.6)	$14.9

Revolving Credit Facility

On June 20, 2022, Amplify completed the regularly scheduled redetermination of its borrowing base and entered into an amendment to its credit agreement, which terminated the automatic monthly reductions of the borrowing base and modified the affirmative hedging covenant. The redetermination affirmed the borrowing base at $225 million. The next regularly scheduled borrowing base redetermination is expected to occur in the fourth quarter of 2022.

As of July 31, 2022, Amplify had net debt of $185 million, consisting of $215 million outstanding under its revolving credit facility and $30 million of cash on hand. Net Debt to LTM EBITDA was 2.3x (net debt as of July 31, 2022 and 2Q22 LTM EBITDA).

Corporate Production and Pricing Update

During the second quarter of 2022, average daily production was approximately 20.4 MBoepd, held flat compared to 20.4 MBoepd in the first quarter of 2022, despite the Bairoil field being shut-in for 10 days during the second quarter for our annual turnaround. The Company’s product mix for the quarter consisted of 30% crude oil, 19% NGLs, and 51% natural gas.

Total oil, natural gas and NGL revenues in the second quarter were approximately $112.9 million, before the impact of derivatives, compared to $93.9 million in the prior quarter. The Company realized a loss on commodity derivatives of $48.6 million during the quarter, compared to a $30.9 million net loss during the previous quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2022	2021	2022	2021	2022	2021
Average sales price exclusive of realized derivatives and certain revenue deductions	$105.79	$90.22	$43.80	$41.24	$6.87	$4.93
Realized derivatives	(54.37)	(38.30)	—	—	(3.20)	(1.58)

Average sales price with realized derivatives exclusive of certain deductions from revenue	$51.42	$51.92	$43.80	$41.24	$3.67	$3.35
Certain deductions from revenue	—	—	(4.62)	(1.38)	0.18	0.15

Average sales price inclusive of realized derivatives and certain deductions from revenue	$51.42	$51.92	$39.18	$39.86	$3.85	$3.50

Costs and Expenses

Lease operating expenses in the second quarter of 2022 were approximately $33.3 million, or $17.91 per Boe, an increase of approximately $0.4 million compared to $32.9 million, or $17.92 per Boe, in the first quarter of 2022. The increase was primarily attributable to increased facility maintenance projects at Beta and workover expense projects at Bairoil, offset by lower base operating expenses in the Eagle Ford.

Severance and Ad Valorem taxes in the second quarter were approximately $8.6 million, an increase of $1.0 million compared to $7.6 million in the previous quarter.  The quarter-over-quarter increase was primarily related to higher commodity prices during the second quarter of 2022. On a percentage basis, Amplify paid approximately 7.6% of total oil, NGL and natural gas sales revenue in taxes this quarter compared to 8.0% in the previous quarter.

Amplify incurred $7.3 million, or $3.92 per Boe, of gathering, processing and transportation expenses in the second quarter of 2022, compared to $8.0 million, or $4.36 per Boe, in the prior quarter.  During the first quarter, Amplify recognized certain natural gas revenue deductions as gathering, processing and transportation expenses due to the Company’s election to take its gas in-kind in Oklahoma. This resulted in an increase to Amplify’s realized natural gas pricing during the past two quarters, which was partially offset by related incremental gathering, processing and transportation expenses.

Second quarter cash G&A expenses were $7.7 million this quarter, an increase of $0.6 million from $7.1 million in the first quarter of 2022.  The increase is primarily due to a one-time increase in certain professional and advisor fees.

Depreciation, depletion and amortization expense for the second quarter totaled $5.9 million, or $3.16 per Boe, compared to $5.6 million, or $3.07 per Boe, in the prior quarter.

Net interest expense was $3.1 million this quarter, an increase of $0.7 million from $2.4 million in the first quarter of 2022.

Amplify had an effective tax rate of 0% and did not record an income tax expense or benefit for the second quarter of 2022.

Capital Spending Update

Cash capital spending during the second quarter of 2022 was approximately $13.5 million, a $6.6 million increase from $6.9 million in the prior quarter. The majority of the capital expenditures in the second quarter were related to development activity in East Texas and the Eagle Ford, facility maintenance at Bairoil and Beta, and accelerated workover activity in Oklahoma to capitalize on current commodity prices.

The following table details Amplify’s capital incurred during the quarter and year-to-date:

	Second Quarter	Year to Date
	2022 Capital	Capital
	Spend ($ MM)	Spend ($ MM)
Oklahoma	$3.7	$5.6
Rockies (Bairoil)	$2.8	$3.5
Southern California (Beta)	$1.7	$1.7
East Texas / Northern Louisiana	$3.6	$5.2
Eagle Ford (Non-Op)	$1.7	$4.4
Total Capital Spent	$13.5	$20.4

Asset Operational Update and Statistics

Oklahoma:

●Production: 593 MBoe; 6.5 MBoepd
●	Commodity Mix: 21% oil, 28 % NGLs, 51% natural gas
●LOE: $5.1 million; $8.58 per Boe
●Capex: $3.7 million

Amplify’s operating strategy in Oklahoma remains focused on prioritizing a stable free cash flow profile and managing production through an active workover program. As disclosed last quarter, the Company accelerated its workover program and is now running three workover rigs focused on rod-lift conversions and ESP optimizations, which reduce future operating expenses and downtime and generate highly attractive returns in the current pricing environment. As a result, production increased 8% from the previous quarter. During the second half of 2022, Amplify expects to continue the accelerated pace of its workover program, bringing additional wells and incremental production online.

Rockies (Bairoil):

●Production: 309 MBoe; 3.4 MBoepd
●	Commodity Mix: 100% oil
●LOE: $13.4 million; $43.38 per Boe
●Capex: $2.8 million

The Company completed its annual turnaround at Bairoil during the second quarter, a ten-day, field-wide shut-in to perform production facilities maintenance, on time and on budget. The technical teams’ proactive approach to maintenance, in conjunction with their continued evaluation of the reservoir, help improve production performance and operational reliability while facilitating CO2 injection and water-alternating-gas pattern optimization. Amplify intends to continue using new technologies, along with targeted workover activity and well stimulation, to drive further operational improvements and efficiencies.

Southern California (Beta):

●Production: 1 MBoe; 0.0 MBoepd
●	Commodity Mix: 100% oil
●LOE: $7.6 million
●Capex: $1.7 million

As previously disclosed, all of the Company’s production and pipeline operations at the Beta field have been suspended. Amplify remains focused on obtaining the remaining required regulatory approvals to repair and restart the pipeline as soon as practicable and preparing the platforms for a return to production.

East Texas and North Louisiana:

●Production: 5.1 Bcfe; 56.1 MMcfepd (851 MBoe; 9.3 MBoepd)
●	Commodity Mix: 5% oil, 20% NGLs, 75% natural gas
●LOE: $5.6 million; $1.09 per Mcfe ($6.55 per Boe)
●Capex: $3.6 million

Amplify’s East Texas operating strategy continues to focus on prudent management of production by prioritizing high-return workover projects and opportunistically participating in non-operated development opportunities. The Company participated in 3 gross (0.6 net) non-operated development wells that were brought online late in the second quarter of 2022, two months ahead of schedule, and initial production performance is exceeding expectations.  Amplify is actively pursuing additional opportunities to bolster future free cash flow generation within our asset base.

Non-Operated Eagle Ford:

●Production: 104 MBoe; 1.1 MBoepd
●	Commodity Mix: 77% oil, 11% NGLs, 12% natural gas
●LOE: $1.6 million; $15.39 per Boe
●Capex: $1.7 million

Amplify continues to opportunistically participate in attractive non-operated Eagle Ford development and recompletion projects as they arise. The Company’s operating partners completed 7 gross (0.4 net) new development wells during the second quarter of 2022 and initial production performance has exceeded internal expectations. Production increased 22% from the previous quarter as a result of the new completions. We intend to participate in several new development projects in the second half of 2022, which are projected to be on-line in the first quarter of 2023.

2022 Guidance Update

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's updated 2022 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. Due to uncertainty regarding Beta’s restart timeline, the guidance below does not assume Beta returns to production in 2022. Guidance will be updated when additional information is available.

A summary of the guidance is presented below:

	FY 2022E(5)(6)
	Low		High
Net Average Daily Production
Oil (MBbls/d)	6.1	—	6.5
NGL (MBbls/d)	3.6	—	4.0
Natural Gas (MMcf/d)	62.0	—	66.0
Total (MBoe/d)	20.0	—	21.5

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.50)	—	$(4.00)
NGL Realized Price (% of WTI NYMEX)	40%	—	45%
Natural Gas Realized Price (% of Henry Hub)	95%	—	100%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.65	—	$0.75
NGL ($ / Bbl)	$4.80	—	$5.20
Natural Gas ($ / Mcf)	$0.80	—	$1.00
Total ($ / Boe)	$3.50	—	$4.00

Average Costs
Lease Operating ($ / Boe)	$17.00	—	$18.00
Taxes (% of Revenue) (1)	7.5%	—	8.5%
Recurring Cash General and Administrative ($ / Boe) (2)	$3.50	—	$3.75

Adjusted EBITDA ($ MM) (3)	$90	—	$120
Cash Interest Expense ($ MM)	$13	—	$15
Capital Expenditures ($ MM)	$30	—	$40
Free Cash Flow ($ MM) (4)	$45	—	$65

(1) Includes production, ad valorem and franchise taxes

(2) Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation

(3) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of Adjusted EBITDA, a non-GAAP measure

(4) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of free cash flow, a non-GAAP measure

(5) Excludes production from our Southern California (Beta) asset

(6) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for July 2022 through December 2023, as of August 3, 2022:

	2022	2023
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	695,000
Weighted Average Fixed Price ($)	$2.56

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	775,000	1,160,000
Weighted Average Ceiling Price ($)	$3.44	$5.92
Weighted Average Floor Price ($)	$2.56	$3.49

Oil Swaps:
Average Monthly Volume (Bbls)	57,000	55,000
Weighted Average Fixed Price ($)	$48.27	$57.30

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	15,000
Weighted Average Ceiling Price ($)	$71.00
Weighted Average Floor Price ($)	$60.00

Three-way collars
Average Monthly Volume (Bbls)	89,000	30,000
Weighted Average Ceiling Price ($)	$55.55	$67.15
Weighted Average Floor Price ($)	$42.92	$55.00
Weighted Average Sub-Floor Price ($)	$32.58	$40.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which Amplify expects to file with the SEC on August 3, 2022.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (800) 343-5172 at least 15 minutes before the call begins and providing the Conference ID: AEC2Q22. A telephonic replay will be available for fourteen days following the call by dialing (844) 488-7474 and providing the Access Code: 72522130.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the oil incident that occurred off the coast of Southern California resulting from the Company’s pipeline operations at the Beta field, the Company’s evaluation and implementation of strategic alternatives; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs, including further or sustained declines in commodity prices; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including escalating tensions between Russia and Ukraine and the potential destabilizing effect such conflict may pose for the European continent or the global oil and natural gas markets; the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing; and the occurrence or threat of epidemic or pandemic diseases, including the COVID-19 pandemic, or any government response to such occurrence or threat. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-K and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow and net debt. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; depreciation, depletion and amortization; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; acquisition and divestiture related costs; share-based compensation expenses; exploration costs; loss on settlement of AROs; bad debt expense; and pipeline incident loss. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2022	March 31, 2022
Revenues:
Oil and natural gas sales	$112,878	$93,872
Other revenues	8,899	17,561
Total revenues	121,777	111,433

Costs and Expenses:
Lease operating expense	33,285	32,920
Pipeline incident loss	5,092	580
Gathering, processing and transportation	7,281	8,010
Exploration	10	16
Taxes other than income	8,623	7,553
Depreciation, depletion and amortization	5,864	5,635
General and administrative expense	8,628	7,771
Accretion of asset retirement obligations	1,749	1,720
Realized (gain) loss on commodity derivatives	48,596	30,943
Unrealized (gain) loss on commodity derivatives	(30,025)	62,461
Other, net	396	19
Total costs and expenses	89,499	157,628
Operating Income (loss)	32,278	(46,195)

Other Income (Expense):
Interest expense, net	(3,084)	(2,441)
Other income (expense)	26	22
Total Other Income (Expense)	(3,058)	(2,419)

Income (loss) before reorganization items, net and income taxes	29,220	(48,614)

Reorganization items, net	—	—
Income tax benefit (expense)	—	—
Net income (loss)	$29,220	$(48,614)

Earnings per share:
Basic and diluted earnings (loss) per share	$0.73	$1.27

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2022	March 31, 2022
Oil and natural gas revenue:
Oil Sales	$58,918	$52,374
NGL Sales	13,604	13,481
Natural Gas Sales	40,356	28,017
Total oil and natural gas sales - Unhedged	$112,878	$93,872

Production volumes:
Oil Sales - MBbls	557	581
NGL Sales - MBbls	347	338
Natural Gas Sales - MMcf	5,725	5,511
Total - MBoe	1,858	1,837
Total - MBoe/d	20.4	20.4

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$105.79	$90.22
NGL - per Bbl	$39.18	$39.86
Natural gas - per Mcf	$7.05	$5.08
Total - per Boe	$60.74	$51.10

Average unit costs per Boe:
Lease operating expense	$17.91	$17.92
Gathering, processing and transportation	$3.92	$4.36
Taxes other than income	$4.64	$4.11
General and administrative expense	$4.64	$4.23
Depletion, depreciation, and amortization	$3.16	$3.07

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	June 30, 2022	March 31, 2022
Assets
Cash and Cash Equivalents	$16,691	$15,605
Accounts Receivable	77,808	91,932
Other Current Assets	15,724	14,500
Total current assets	$110,223	$122,037

Net Oil and Gas Properties	$329,667	$322,078
Other Long-Term Assets	16,641	12,015
Total assets	$456,531	$456,130

Liabilities
Accounts Payable	$34,969	$26,578
Accrued Liabilities	48,904	53,896
Other Current Liabilities	104,460	125,749
Total current liabilities	$188,333	$206,223

Long-term debt	$215,000	$225,000
Asset Retirement Obligation	105,354	104,118
Other Long-Term Liabilities	31,235	33,792
Total liabilities	$539,922	$569,133

Shareholders' Equity
Common Stock & APIC	$431,080	$425,900
Warrants	—	4,788
Accumulated Earnings (Deficit)	(514,471)	(543,691)
Total Shareholders' Equity	$(83,391)	$(113,003)

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2022	March 31, 2022
Net cash provided by (used in) operating activities	$20,677	$9,719
Net cash provided by (used in) investing activities	(9,067)	(7,847)
Net cash provided by (used in) financing activities	(10,524)	(5,066)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2022	March 31, 2022
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$20,677	$9,719
Changes in working capital	(13,582)	11,373
Interest expense, net	3,084	2,441
Gain (loss) on interest rate swaps	286	557
Cash settlements paid (received) on interest rate swaps	93	214
Amortization and write-off of deferred financing fees	(203)	(133)
Exploration costs	10	16
Acquisition and divestiture related costs	36	5
Plugging and abandonment cost	785	19
Pipeline incident loss	5,092	580
Other	—	122
Adjusted EBITDA:	$16,278	$24,913

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$16,278	$24,913
Less: Cash interest expense	3,357	3,125
Less: Capital expenditures	13,481	6,870
Free Cash Flow:	$(560)	$14,918

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2022	March 31, 2022
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$29,220	$(48,614)
Interest expense, net	3,084	2,441
Depreciation, depletion and amortization	5,864	5,635
Accretion of asset retirement obligations	1,749	1,720
(Gains) losses on commodity derivatives	18,571	93,404
Cash settlements received (paid) on expired commodity derivative instruments	(48,596)	(30,943)
Acquisition and divestiture related costs	36	5
Share-based compensation expense	856	640
Exploration costs	10	16
Loss on settlement of AROs	396	19
Bad debt expense	(4)	10
Pipeline incident loss	5,092	580
Adjusted EBITDA:	$16,278	$24,913

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$16,278	$24,913
Less: Cash interest expense	3,357	3,125
Less: Capital expenditures	13,481	6,870
Free Cash Flow:	$(560)	$14,918